UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 7, 2007

HUB INTERNATIONAL LIMITED

(Exact name of Registrant as specified in its charter)

Canada

(State or Other Jurisdiction of Incorporation)

1-31310	36-4412416
(Commission File Number)	(I.R.S. Employer Identification Number)

55 East Jackson Boulevard, Chicago, Illinois 60604

(877) 402-6601

(Address of principal executive offices and telephone number, including area code)

n/a

(Former name or former Address, if changed since last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2.below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13c-4(c))

Item 5.02.	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers.

On February 7, 2007, Hub International Limited (the “Company”) and Roy H. Taylor entered into an executive employment agreement. A copy of the employment agreement is attached as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated by reference herein. The description of Mr. Taylor’s employment agreement in Item 5.02 of this Current Report on Form 8-K is qualified in its entirety by the terms of the employment agreement.

Roy H. Taylor was appointed President, HUB International West Region in November 2006 and has served as the Chief Executive Officer of Talbot Financial Corporation and HUB International of California Insurance Services, Inc., subsidiaries of the Company, since July 2004. Prior to joining the Company, Mr. Taylor held the position of President of the Talbot Insurance Agency, a brokerage owned by Safeco Corporation which was acquired by the Company in July 2004. Mr. Taylor has more than 30 years experience in the insurance industry.

The employment agreement provides for the payment of an annual salary of $400,000, participation in the Company’s group insurance arrangements, matching contributions on his behalf to the Company’s 401(k) retirement savings plan (in accordance with the plan’s terms), personal tax planning subsidies of $5,000 per year, reimbursement of ongoing professional dues and fees and business club dues, four weeks annual vacation and a car allowance. Under the employment agreement, effective in 2008 in respect of 2007 performance, Mr. Taylor shall be paid such annual bonus, if any, as may be declared by the Company’s Compensation Committee commensurate with Mr. Taylor’s performance, the Company’s growth and profitability, and bonus plans in effect for members of the Company’s executive management team as described in Schedule B to the employment agreement. The Company is also obligated under the employment agreement to pay an additional amount to Mr. Taylor sufficient on an after-tax basis to satisfy any excise tax liability imposed by Section 4999 of the Internal Revenue code of 1986, as amended, with respect to payments under the employment agreement or if owed as a result of acceleration of amounts under other plans or arrangements maintained by the Company because of a change in control.

The employment agreement is for an indefinite term. The Company may terminate the employment of Mr. Taylor for any reason upon prior written notice. In the event of termination by the Company without cause, or by Mr. Taylor for good reason (including any significant alteration in the nature of his duties), he is entitled to payment of an amount equal to one year’s salary plus a ratable portion of an amount equal to the annual incentive component of his bonus for the prior year (the “Additional Amount”). The Company may terminate Mr. Taylor immediately for cause (as defined in the employment agreement) without payment of the Additional Amount. The Company would not owe Mr. Taylor the Additional Amount if he is terminated due to his disability upon 90 days’ written notice, in the event of his death, or if termination occurs by mutual agreement.

Mr. Taylor is obligated under the employment agreement not to compete with the Company through employment or other arrangements with any insurance agency or brokerage business (except in the case of termination by the Company without cause or by Mr. Taylor for good reason) or to solicit any of the Company’s clients or employees for a period of two years following the cessation of employment.

EXHIBIT INDEX

Exhibit	Description
10.1	Executive Employment Agreement dated January 7, 2007 between Roy H. Taylor and Hub International Limited.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: February 8, 2007
HUB INTERNATIONAL LIMITED

	By:	/s/ Marianne D. Paine
	Name:	Marianne D. Paine
	Title:	Chief Legal Officer and Assistant Secretary